Exhibit 3.4

CERTIFICATE OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION of NEWMONT GOLD COMPANY A DELAWARE CORPORATION	STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 12:00 PM 02/22/2002 020122404 - 0623413

Newmont Gold Company, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST:                                     That, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Corporation duly adopted resolutions setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation (this “Amendment”) and declaring this Amendment advisable.

SECOND:                      That this Amendment was duly approved and adopted by the sole stockholder of the issued and outstanding stock of the Corporation entitled to vote thereon in accordance with the provisions of Section 228 and Section 242 of the DGCL.

THIRD:                                The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article I in its entirety and inserting in lieu thereof the following new language:

The name of the corporation (which is hereinafter referred to as the “Corporation”) is:

“Newmont USA Limited”

FOURTH:                     That this Certificate of Amendment shall be effective on its filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by a duly authorized officer this 22nd day of February, 2002.

NEWMONT GOLD COMPANY

By:	/s/ Britt D. Banks
Name:	Britt D. Banks
Title:	Vice President and Secretary